UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2025

CLIMB BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40708	83-2273741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 145 Wellesley Hills, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 857-2596

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CLYM	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Operating Officer

On May 23, 2025, Climb Bio, Inc. (the “Company”) and Brett Kaplan, M.D., its Chief Operating Officer and principal financial officer, mutually agreed that Dr. Kaplan would separate from the Company, effective May 23, 2025 (the “Separation Date”).

In addition, on the Separation Date, the Company entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) with Dr. Kaplan, governing the terms of his separation from the Company. Pursuant to the Separation Agreement and subject to Dr. Kaplan’s execution and non-revocation of an additional release of claims in favor of the Company and its affiliates, Dr. Kaplan is entitled to: (1) a lump sum cash payment equal to three months of his base salary and (2) payments for the continuation of his health coverage under COBRA for a period of up to three months from the Separation Date. The Separation Agreement also provides for, among other things, non-disclosure, non-disparagement and cooperation obligations applicable to Dr. Kaplan and a reaffirmation of Dr. Kaplan’s obligations under the employee confidential information, inventions assignment, non-competition and non-solicitation agreement he previously entered into with the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Appointment of Interim Principal Financial Officer

On the Separation Date, the Board of Directors of the Company appointed Aoife Brennan as the Company’s interim principal financial officer, effective as of May 24, 2025.

Aoife Brennan, M.B., Ch.B., 49, has served as the Company’s President and Chief Executive Officer and as a member of its Board of Directors since June 2024. Previously, Dr. Brennan served as President and Chief Executive Officer of Synlogic, Inc., a biopharmaceutical company, from October 2018 to March 2024. Prior to joining Synlogic, Inc., Dr. Brennan served as Vice President and Head of the Rare Disease Innovation Unit at Biogen where her responsibilities included the global marketing approvals of ALPROLIX®, ELOCTATE® and SPINRAZA® as well as the advancement of several early-phase programs and external collaborations. She has served as a director of Fibrogen Inc. since August 2020 and as a director of Xilio Therapeutics, Inc. since June 2024. Dr. Brennan also served as a director of Synlogic, Inc. from October 2018 to March 2024, and as a director of Ra Pharmaceuticals, Inc. from September 2018 through its acquisition in April 2020. Dr. Brennan holds a medical degree from Trinity College, Dublin, Ireland and completed residency and fellowship training in general internal medicine and endocrinology. She has completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program.

Dr. Brennan does not have a family relationship with any of the Company’s officers or directors and has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

There have been no changes to Dr. Brennan’s compensatory plans or arrangements in connection with her appointment described herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Separation and Release of Claims Agreement, dated as of May 23, 2025, by and between Climb Bio, Inc. and Brett Kaplan, M.D.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Climb Bio, Inc.

Date: May 23, 2025	By:	/s/ Aoife Brennan
Aoife Brennan, M.B., Ch.B.
President and Chief Executive Officer